Exhibit 10.12

	SUBLEASE AND SERVICES AGREEMENT


This Sublease and Services Agreement (the "Agreement") is made as of the 1st day of June, 1997, between Seafield Capital Corporation, a Missouri corporation ("Seafield") and SLH Corporation, a Kansas corporation ("SLH").

WHEREAS, the parties hereto determined that it is desirable to terminate that certain Facilities Sharing and Interim Services
Agreement dated as of February 28, 1997, by and between Seafield and SLH (the "Interim Services Agreement"), effective as of May 31, 1997;

WHEREAS, in connection with the termination of the Interim
Services Agreement, Seafield no longer has any employees; and

WHEREAS, certain accounting and administrative requirements of Seafield can more cost effectively be performed by personnel of SLH than by outside third parties; and

WHEREAS, employees of SLH have adequate time available to perform the required accounting and administrative functions for Seafield; and

WHEREAS, Seafield desires to sublease a small space from SLH for the storage of Seafield records; and

WHEREAS, SLH has available the amount of space desired by Seafield, which space SLH does not require for its own purposes;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein made, the parties hereto agree as follows:

1.	Termination of Interim Services Agreement.  SLH and Seafield
hereby agree that the Interim Services Agreement shall be terminated and shall have no further force or effect, effective as of May 31, 1997.

2.	Sublease.  SLH does hereby sublease to Seafield a space
approximately 12 feet by 12 feet in size within the premises being leased by SLH, constituting Suite 260 in the office building at 5000 West 95th Street, Shawnee Mission, Kansas 66207.
 The subject space shall be separate from the space utilized by, and shall not itself by utilized by, SLH during the term of this sublease, but the parties understand that the space being sublet to Seafield is not secured and can be accessed by personnel from SLH. The term of the sublease respecting said space shall be identical to the term of SLH's lease of Suite 260, including any extensions or renewals thereof.


3.	Services.  SLH hereby agrees to perform all of
those accounting and administrative services requested by Seafield which are of a nature that would have been performed by Seafield employees if Seafield were to have those employees it had prior to the effective date of this Agreement. Seafield recognizes that SLH employees must also perform accounting and administrative functions for SLH and SLH shall be entitled to use reasonable discretion in determining the allocation of time by SLH employees when services are requested by Seafield and at the same time required by SLH.

4.	Consideration.  In consideration of the space
sublet to Seafield hereunder and in consideration of the services to be provided by SLH hereunder, Seafield shall pay to SLH the sum of Seventy-Five Thousand
Dollars ($75,000.00) annually.

5.	Term.  The effective date of this Agreement shall
be June 1, 1997. The term of the sublease arrangement shall be as set forth in Section 1 hereof. The term of the remainder of this Agreement shall be one year;
provided that the term shall automatically renew for additional one year periods unless either party shall notify the other not less than sixty (60) days prior to the end of the then-current term.

6.	Miscellaneous.  This Agreement shall be governed
by the internal laws of the State of Kansas.  The
Agreement may not be amended except by writing signed by both parties.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

SEAFIELD CAPITAL CORPORATION


By:
Name:
Title:

SLH CORPORATION


By:
Name:
Title: